FOURTH AMENDMENT TO agreement and plan of merger

This FOURTH AMENDMENT TO agreement and plan of merger (this “Amendment”), is entered into as of December 15, 2020 (the “Effective Date”), by and among TheMaven, Inc., a Delaware corporation (“TheMaven”), Maven Coalition, Inc., a Delaware corporation (a successor to HubPages, Inc., the “Company”), and, solely with respect to Section 10.6 of the Merger Agreement (as defined below) (to the extent set forth therein), Paul Edmondson as the Securityholder Representative (in his capacity as such, the “Securityholder Representative”). TheMaven, the Company and the Securityholder Representative are each, individually, a “Party” or, collectively, the “Parties.” Capitalized terms used but not otherwise defined herein will have the same meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of March 13, 2018, by and among the Parties (the “Original Merger Agreement”);

WHEREAS, the Parties entered into Amendments to the Original Merger Agreement, dated as of April 25, 2018, June 1, 2018 and May 31, 2019 (the Original Merger Agreement, as amended, the “Merger Agreement”);

WHEREAS, the Parties desire, solely on the terms and subject to the conditions set forth herein, to further amend certain terms and conditions of the Merger Agreement pursuant to Section 11.12 of the Merger Agreement; and

WHEREAS, except for the terms and conditions of the Merger Agreement specifically amended herein, the remaining terms and conditions of the Merger Agreement remain in full force and effect.

NOW, THEREFORE, in consideration of the premises and the respective covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

1.	Definitions.

Capitalized terms not defined herein shall have the meanings ascribed them in the Merger Agreement.

2.	Stock Awards.

As of the close of business in New York City, New York on December 31, 2020, the Stock Awards shall cease to vest and all unvested shares shall be deemed unvested and forfeit, leaving an aggregate of 1,064,549 shares vested under the Stock Awards (the “Vested HP Shares”), as more fully set forth on Exhibit A hereto.

3.	Restricted Stock Units.

a.	As of the Effective Date, the RSU grant shall be modified to vest on December 31, 2020.

b.	As of the close of business in New York City, New York, on December 31, 2020, each RSU Grant shall be terminated and deemed forfeit, with no shares vesting thereunder.

4.	Stock Repurchase.

a.	Section 3 of the Third Amendment to Agreement and Plan of Merger shall be deleted in its entirety.

b.	Subject to paragraph (c) below, the Company hereby agrees that it will purchase from the Key Personnel (or their respective successors or assigns of the Vested HP Shares as permitted by Section 4(e) hereof) all of the Vested HP Shares at a price of $4 per share in 24 equal monthly installments on the second business day of each calendar month beginning on January 4, 2021 (each a “Monthly Stock Buy”).

c.	If in any given month the Monthly Stock Buy would in the reasonable opinion of the Chief Financial Officer of the Company cause the Company’s cash balance to fall below $3 million, the Monthly Stock Buys will be tolled month-to-month until such a time as the Monthly Stock Buy would in the reasonable opinion of the Chief Financial Officer of the Company not cause the Company’s cash balance to fall below $3 million.

d.	In the event that the Company consummates a transaction or other event, such as listing on a national securities exchange, that might reasonably be expected to materially improve the Company’s cash position, the Securityholder Representative may from time to time request that the Board of Directors of the Company (the “Board”) accelerate, in whole or in part, the Monthly Stock Buy, and the Board shall review such request promptly and in good faith.

e.	For so long as the Company is in compliance with its obligations hereunder, the undersigned each of the Key Personnel agrees that such person will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of his, her or its Vested HP Shares, or (ii) enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequence of ownership of any of his, her or its Vested HP Shares, whether any transaction described in clause (i) or (ii) is to be settled by delivery of Company common stock, other securities, in cash or otherwise, without the prior written consent of the Company. This paragraph (e) shall not apply to transfers of Vested HP Shares (x) as a bona fide gift or gifts, (y) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned or (z) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement.

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ARTICLE II

Miscellaneous

1.	Definitions. Unless the context otherwise requires, the capitalized terms used in this Amendment shall have the meanings set forth in the Merger Agreement. Each reference to the term “Agreement” in the Merger Agreement shall be deemed to refer to the Merger Agreement, as amended hereby.

2.	Construction. Sections 11.5, 11.7, 11.8, 11.9, 11.12, 11.13, 11.14, 11.15, 11.6 and 11.18 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

3.	Continuing Effect of the Merger Agreement. This Amendment shall not constitute an amendment of any other provision of the Merger Agreement not expressly amended herein.

[Signature Pages Follow]

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IN WITNESS WHEREOF, TheMaven, the Company, and the Securityholder Representative have caused this Amendment to be executed as of the date first written above.

THEMAVEN, Inc.

By:	/s/ Douglas Smith
Name:	Douglas Smith
Title:	CFO

MAVEN COALITION, INC.

By:	/s/ Douglas Smith
Name:	Douglas Smith
Title:	CFO

PAUL EDMONDSON, as the Securityholder Representative

By:	/s/ Paul Edmondson
Name:	Paul Edmondson, as the Securityholder Representative

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